EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (269) 945-2491
or
Brian Edwards, Ben Buursma (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Reports Second-Quarter Results
Canadian acquisition boosts sales; company targets cost-reductions in North American operations

HASTINGS, Mich., August 19, 2003 -- Hastings Manufacturing Co. (AMEX: HMF) today announced results for the second quarter ended June 30, 2003.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported net income of $40,064, or $0.05 per diluted share, on net sales of $12.4 million for the second quarter of 2003, compared with net income of $400,052, or $0.53 per diluted share, on net sales of $9.9 million in the same period last year. The 2003 second-quarter figures include three full months of operating results from Toronto-based Ertel Manufacturing Corp. and its affiliate Syzegy Auto Distribution Inc., which were acquired in late March of this year.

Hastings said sales increased 25.7 percent versus the year-ago second quarter. The increase reflects the addition of sales from its newy acquired Canadian operations, which more than offset an 18.7 percent reduction in sales of piston rings, Zollner™ pistons and ACL® engine components compared with last year's second quarter. Hastings attributed the decrease in sales of those parts to softness in the global replacement-parts market.

Hastings reported gross margin was 28.7 percent in the second quarter of 2003, compared with 32.5 percent in the same period last year, reflecting the change in the product mix as well as higher shipping costs related to the acquired businesses. Operating expenses increased 36.9 percent, due primarily to the addition of sales and administrative support staff related to Ertel.

"We continue to experience very difficult conditions in our key markets," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "Softness in the U.S. and Canadian replacement-parts market and lower production volumes among automotive OEMs hurt our sales in North America. Continued economic difficulties in the Middle East and South America have negatively impacted our export business.

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"We are attempting to navigate this challenging environment by adding new sources of revenue, improving our productivity and aggressively managing expenses. Our efforts to diversify our revenue base through alliances, as well as the acquisition of Ertel and Syzegy, have helped us increase sales through the first six months of the year. In addition, we have sharpened our focus on lean manufacturing and implemented several cost-containment measures in order to manage through these difficult times in our key markets."

As previously reported, Hastings reduced its Michigan workforce by 20 percent and identified other cost-reduction initiatives in March and April of 2003. These measures, combined with efforts to integrate its Canadian operations, are expected to trim approximately $2.5 million in annual expenses, beginning in 2004.

The purchase of Ertel and Syzegy, completed in March 2003, has boosted Hastings' revenues and expanded the Company's presence in Canada. Ertel is a leading distributor of internal engine components -- including piston rings, pistons, gaskets, bearings, camshafts and other parts -- throughout Canada's provinces. The transaction builds on other alliances that have helped Hastings increase its product offerings over the past two years. The Company began marketing and distributing Zollner pistons and ACL engine components in the United States and Mexico through exclusive alliances forged in 2001. Last year, Hastings and Troy, Mich.-based Intraco Corp. agreed to market Hastings® piston rings and related products in Latin America and the Middle East.

"While we are cautious about the short-term challenges in our markets, we are continuing to build a foundation for the long-term future," said Andrew Johnson, president of Hastings. "We have expanded our product lines and increased our presence as a single-source supplier of engine components. Moving forward, we will continue to manage costs aggressively and focus on quality, productivity and customer-service. These initiatives should allow us to weather the current difficulties in the markets we serve and provide Hastings with opportunities for profitable growth when our markets rebound."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002

Net Sales	$12,435,286	$9,891,351	$20,810,300	$19,223,180
Cost of Sales	8,870,080	6,680,920	14,729,456	13,060,221
Gross Profit	3,565,206	3,210,431	6,080,844	6,162,959

Operating Expenses:
Advertising	44,080	51,138	76,916	109,327
Selling	1,068,469	754,944	1,885,506	1,511,228
General & Administrative	2,263,919	1,660,826	3,852,281	3,184,227
Non-recurring restructuring and
relocation costs	-	-	-	-
Total Operating Expenses	3,376,468	2,466,908	5,814,703	4,804,782

Operating Income (Loss)	188,738	743,523	266,141	1,358,177

Other Expenses (Income):
Interest expense	296,454	95,443	385,933	208,769
Gain on Foreign Currency Transaction	(182,186)	(3,057)	(188,423)	(4,951)
Other, net	12,406	(10,915)	19,318	(5,336)
Total Other Expenses (Income)	126,674	81,471	216,828	198,482

Income (Loss) Before Taxes	62,064	662,052	49,313	1,159,695

Income Tax Expense (Benefit)	22,000	262,000	21,000	464,000
Net Income (Loss)	$40,064	$400,052	$28,313	$695,695

Net Income Per Share of Common Stock:
Basic	0.05	0.54	0.04	0.93
Diluted	$0.05	$0.53	$0.04	$0.93

Average Shares Outstanding:
Basic	745,046	745,046	745,046	745,046
Diluted	748,310	751,828	750,297	749,989

Dividends Per Share of Common Stock	-	-	-	-